UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 3, 2009

Commission file number: 001-13337

STONERIDGE, INC.
(Exact name of registrant as specified in its charter)

Ohio	34-1598949
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

9400 East Market Street, Warren, Ohio	44484
(Address of principal executive offices)	(Zip Code)

(330) 856-2443
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

Long-Term Cash Incentive Plan

On May 4, 2009, at the 2009 Annual Meeting of Shareholders, the shareholders of Stoneridge, Inc. (the “Company”) approved the Stoneridge, Inc. Long-Term Cash Incentive Plan (“LTCIP”).  A summary of the LTCIP was set forth in the Company’s proxy statement for the 2009 Annual Meeting of Shareholders and a copy of the LTCIP was attached as an Appendix thereto.  The 2009 awards under the LTCIP provide key employees with the right to receive cash after three years depending on the Company’s actual earnings per share performance for a performance period comprised of the 2009, 2010 and 2011 fiscal years.

Amendments to Restricted Shares Grant Agreements under the Amended and Restated Long-Term Incentive Plan

On May 3, 2009, the Compensation Committee of the Board of Directors (the “Committee”) of the Company approved amending the Restricted Shares Grant Agreements (“RSGAs”) entered into under the Stoneridge, Inc. Amended and Restated Long-Term Incentive Plan during fiscal years 2007 and 2008 with certain key employees.  The RSGAs provide for performance-based restricted common shares to be earned at the end of a three year period, subject to certain performance conditions.  In the RSGAs a condition to vesting in the event of a change-in-control was a common share price floor below which the share price could not fall.  The amendment to the RSGAs eliminates this share price floor as a condition to vesting in the event of a change-of-control for the performance-based restricted shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stoneridge, Inc.

Date: May 6, 2009	/s/ George E. Strickler
George E. Strickler, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)